Exhibit 99.(h)(7)

Exhibit (h) (7) Second Addendum to Transfer Agency Interactive Services Agreement

Second Addendum to Transfer Agency Interactive Services Agreement Dated

December 12, 2005

Between

ALPS Fund Services, Inc.

and

Utopia Funds

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. (“ALPS”) and Utopia Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into a Transfer Agency Interactive Services Agreement (the “Agreement”) dated December 12, 2005;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS’ Address.  All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Utopia Funds

By:	/s/ Jeremy O. May	By:	/s/ Jon Mohrhardt
Name:	Jeremy O. May	Name:	Jon Mohrhardt
Title:	Managing Director	Title:	Treasurer